EXHIBIT 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Second Amendment”), dated as of March 13, 2013 (the “Effective Date”), is entered into by and between TETRA Technologies, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), and constitutes the Second Amendment to that certain Rights Agreement, dated as of October 26, 1998, as amended by the First Amendment to Rights Agreement, dated as of November 6, 2008 (as amended, the “Rights Agreement”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to further amend the Rights Agreement in certain respects on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Amendment of Section 7(a) of Rights Agreement. Section 7(a) of the Rights Agreement is hereby amended to substitute for the Final Expiration Date of “November 6, 2018” appearing therein the following date:  “March 13, 2013”.

2. Amendment of Exhibit B to Rights Agreement. Each reference to “November 6, 2018” contained in the form of Right Certificate attached to the Rights Agreement as Exhibit B is hereby deleted, and a reference to “March 13, 2013” is hereby inserted in lieu thereof.

3. Amendment of Exhibit C to Rights Agreement. The date referenced in Exhibit C to the Rights Agreement in the fourth paragraph under the caption “The Rights Agreement” is hereby deleted, and a reference to “March 13, 2013” is hereby inserted in lieu thereof.

4. Defined Terms. All terms defined in the Rights Agreement that are used herein shall have the meanings so defined in the Rights Agreement, unless specifically noted otherwise herein.

5. Complete Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Second Amendment. This Second Amendment is not intended to be, nor shall it be construed to be, a novation.  Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification (it being understood that upon the expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall be terminated and of no further force and effect whatsoever without any further action on the part of the Company or the Rights Agent).

6. Binding Agreement. This Second Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7. Governing Law. This Second Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

8. Effectiveness. This Second Amendment is effective as of the Effective Date. Except as expressly herein amended, the terms and conditions of the Rights Agreement are hereby ratified and remain in full force and effect.

9. Counterparts. This Second Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Second Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

TETRA TECHNOLOGIES, INC.

By: /s/Elijio V. Serrano

Elijio V. Serrano

Senior Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/Ian Yewer

Name: Ian Yewer

Title: Branch President